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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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For Immediate Release

WALTER HEWLETT EXPRESSES OPTIMISM
ABOUT SPECIAL MEETING RESULTS

Palo Alto, CA, March 19, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, expressed optimism about the outcome of the vote on the proposed merger of Hewlett-Packard (NYSE: HWP) and Compaq (NYSE: CPQ).

Prior to the closing of the polls at the Special Meeting, all proxy cards received by Mr. Hewlett were turned over to the independent inspectors of election, who will tabulate the results. It is expected that the preliminary tabulation will be provided to Mr. Hewlett and Hewlett-Packard in a few weeks, after which both sides will have the opportunity to examine the proxy tabulation.

Mr. Hewlett said, “I would like to thank all of Hewlett-Packards’ stockholders. The fact that this is a close race shows the power that stockholders have when they decide to make their voices heard by management and the Board. Many stockholders clearly believe that the Compaq merger is not the best path for HP to follow.”

“While we are optimistic about the outcome of today’s vote, we believe that regardless of the final result, today is a clear victory not just for HP stockholders, but for all stockholders. Together, we’ve demonstrated that accountability is not a platitude and that stockholders, the true owners of a company, can – and should – have a say in the decisions that are made by management and the Board.”

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Media:
Joele Frank/Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449